Exhibit 10.1
23 East 4th St 3rd Floor New York, NY 10003 T: +1 (212) 201-9280 F: +1 (866) 561-0310 www.The Orchard.com

February 18, 2010

Brad Navin
205 West 88th Street, Apartment 2C
New York, NY 10024

Dear Brad;

Reference is hereby made to that certain Amended and Restated Employment Agreement (the “Agreement”) between The Orchard and you dated February 28, 2008.  This letter constitutes an amendment to the Agreement and reflects our further understanding and agreement with respect to your continued employment as CEO of The Orchard, as set forth below. All capitalized terms used herein but not defined shall have the meaning ascribed to them in the Agreement.

The Orchard would like, and the Board of Directors shall take such actions reasonably necessary, to appoint you to serve as its Chief Executive Officer, effective immediately.  In connection with your service as Chief Executive Officer, you will receive an annual base salary of $275,000, paid in accordance with The Orchard’s customary payroll practices. Your annual bonus for fiscal 2010 will be based on the cash bonus targets and performance criteria established by the Compensation Committee for performance-based cash awards to The Orchard’s management for fiscal 2010 (“2010 Management Bonus Plan”).  Your fiscal 2010 bonus target will be $125,000 and will be payable in accordance with the 2010 Management Bonus Plan.

In addition, prior to the expiration of the Agreement, but no later than August 2010, the Board of Directors of The Orchard will authorize one of its members to enter into good faith negotiations with you regarding the material terms of your employment as CEO with The Orchard.

Notwithstanding anything to the foregoing, the Agreement is and shall remain in full force and effect until terminated by its terms.

Sincerely yours, The Orchard Enterprises, Inc.

By:	/s/ Nathan Fong
Nathan Fong
Chief Financial Officer

Agreed and Accepted

By:	/s/ Brad Navin
Brad Navin

Date:	2/18/10